Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Tweeter Home Entertainment Group Reports Results For Its First Fiscal Quarter Ended December 31, 2004

CANTON, MA, January 25, 2005 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced its earnings results for the first fiscal quarter ended December 31, 2004.

For the quarter ended December 31, 2004, total revenue from continuing operations increased 5% to $262 million from $251 million in the same period last year while comparable store sales from continuing operations increased 2%. Net income from continuing operations for the quarter was $5.3 million, compared to $5.3 million last year. Diluted earnings per share from continuing operations were $0.21, compared to diluted earnings per share from continuing operations of $0.22 last year.

Income from continuing operations was $8.9 million, compared to $9.0 million last year. As a percentage of revenue, operating income from continuing operations was 3.4% compared to 3.6% last year. This was primarily due to a 210 basis point increase in gross margin, a 300 basis point increase in selling expenses and a 70 basis point decrease in corporate expenses.

The increase in gross margin is attributable to improved vendor programs, an increase in attachment selling of select high margin categories along with increases in certain product category gross margins. The increase in selling expenses as a percent of sales is primarily the result of a $5 million increase in advertising due to the implementation of a new advertising strategy, continuing expense increases associated with growing our Entertainment Architechs/home services business, and increases in store level fringe costs and bank service charges.

Corporate and administrative expenses declined $1.3 million to $10.5 million, compared to $11.8 million last year. The majority of this improvement came from a decrease in consulting and professional services fees, combined with various decreases in other expenses.

Jeffrey Stone, President and CEO, said, “We did not achieve our internal plans for profitability for the quarter and fell about $2 million short of our EBT goal. As sales came in under our internal forecast, the profit result was not surprising. We feel optimistic about the trends that we are seeing in our margin performance, our labor initiatives, and our attachment selling.”

Stone continued, “In launching our new marketing/branding strategy we believed that it was important to overspend our traditional advertising levels in Q1 so that the campaign would get immediate traction. We will see how that strategy and the expense of that strategy play out over the balance of the year as we report sales trends. Our plan for the balance of the year calls for a return to more historical levels of gross advertising spend. Costs associated with the development of our Entertainment Architechs business will continue into the foreseeable future.”

Joe McGuire, Chief Financial Officer, said, “We continue to be pleased with progress on the balance sheet. Debt ended the quarter at approximately $36 million, which is a reduction of $12 million over the prior year. Availability on our bank facility at December 31, 2004 was $38 million. Cash used in operations for the quarter was $1.4 million less than last year. Inventory ended the quarter at $130 million, which is approximately $16 million less than a year ago. All of these factors have resulted in continued improvement in our cash conversion cycle, which finished the quarter at 81 days compared to 86 days last year.”

McGuire continued, “We have spent the last eighteen months focusing on gross margin improvement strategies and the result is a better gross margin rate performance for the quarter versus the prior year and higher than our internal plan. Continuing supply chain work is resulting in a cleaner inventory — lower levels of discontinued inventory and ‘aged’ inventory, and a better in-stock position. Gross margin is also being positively affected by our sales team selling a fuller basket of solutions to our customers. We expect to continue to have improved gross margin performance versus the prior year for the balance of the fiscal year.”

There will be a conference call to discuss this release at 12:30 PM EST today. The time is later than usual as the company is conducting its annual shareholder meeting this morning. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Tuesday February 1, 2005 at 11:59 PM.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer, providing entertaining consumer electronics solutions.

The company’s fiscal 2004 revenues were $778 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 176 stores under the Tweeter, hifi buys, Sound Advice, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Las Vegas, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended December 31, 2003 and 2004
(In thousands except share and per share amounts)
(Unaudited)

	Three Months Ended
	December 31,
	2003	2004
Total revenue	$250,767	$261,975
Cost of sales	155,494	157,051

Gross profit	95,273	104,924
Selling expenses	74,233	85,323
Corporate, general and administrative expenses	11,763	10,514
Non-cash compensation charges	135	45
Amortization of intangibles	170	170

Income from continuing operations	8,972	8,872
Income from equity investments	272	448
Interest expense, net	(429)	(530)

Income from continuing operations before income taxes	8,815	8,790
Income tax expense	3,526	3,516

Net income from continuing operations	5,289	5,274

Discontinued operations:
Pre-tax loss from discontinued operations	(303)	(554)
Income tax benefit	(121)	(222)

Loss from discontinued operations	(182)	(332)

Net Income	$5,107	$4,942

Basic earnings per share	$0.21	$0.20

Basic earnings per share from continuing operations	$0.22	$0.21

Diluted earnings per share	$0.21	$0.20

Diluted earnings per share from continuing operations	$0.22	$0.21

Weighted average shares outstanding
Basic	23,923,099	24,456,033

Diluted	24,641,583	24,737,778

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)

		December 31,
	September 30,	2004
	2004	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,801	$2,182
Accounts receivable, net	17,796	32,690
Inventory	106,563	130,276
Other current assets	24,821	24,599

Total current assets	151,981	189,747
PROPERTY AND EQUIPMENT, NET	124,864	126,883
LONG-TERM INVESTMENTS	2,304	3,066
OTHER ASSETS, NET	15,933	13,943
GOODWILL / INTANGIBLES, NET	6,132	5,962

TOTAL	$301,214	$339,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$3,184	$23,686
Current portion of deferred revenue	518	506
Accounts payable, accrued expenses and other current liabilities	91,989	103,934

Total current liabilities	95,691	128,126

LONG-TERM DEBT	35,002	35,791
OTHER LONG-TERM LIABILITIES	14,102	14,095

Total liabilities	144,795	178,012

STOCKHOLDERS EQUITY	156,419	161,589

TOTAL	$301,214	$339,601

Tweeter Home Entertainment Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended December 31, 2002, 2003, and 2004
(in thousands)
(Unaudited)

	Three Months Ended
	December 31,
	2002	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,204	$5,107	$4,942
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	5,034	5,634	6,135
Non cash compensation	—	135	44
Other non cash items	(179)	333	2,856

Changes in operating assets and liabilities, net of effects from acquisition of business:
Increase in assets	(20,147)	(24,906)	(39,863)
Increase (decrease) in liabilities	32,444	(1,697)	11,913

Net cash provided by (used in) operating activities	22,356	(15,394)	(13,973)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net activity from purchase and sale of property and equipment	(9,953)	(4,163)	(7,827)
Purchase of investments	—	—	(300)
Distibutions from investments	—	132	—

Net cash used in investing activities	(9,953)	(4,031)	(8,127)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) of debt	(13,339)	19,981	21,291
Equity transactions	156	465	190

Net cash3 provided by (used in) financing activities	(13,183)	20,446	21,481

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(780)	1,021	(619)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,283	1,850	2,801

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,503	$2,871	$2,182

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest	$397	$786	$572

Taxes	$561	$(7,201)	$(62)

# # # # # #

For further information, contact Kate MacKinnon at 781 830 3324, fax 781 830 3223 or email at
kmackinnon@twtr.com.

# # # # # #

Certain statements and financial projections contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties including the risk that current positive trends in margin, labor initiatives and attachment selling will not continue, risks that the company will continue to spend above historical levels on gross advertising, risks that the costs associated with the development of our Entertainment Architechs will increase, risks that gross margin performance will not continue to increase over prior year for the balance of the fiscal year, risks associated with management of growth, risks of economic downturns generally, and in Tweeter’s industry specifically, risks associated with competitive pricing pressure and seasonal fluctuations, risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, risks associated with Tweeter’s dependence on key personnel, risks associated with obtaining financing for the company’s business model, and risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 14, 2004 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), and its other filings with the SEC, that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.